Exhibit 99.1

Investor Information

Sales Update

December 20, 2006

	October & November
	2006
	% Change vs. Prior Year	Commentary

Consolidated Sales	22	Increase reflects strong volumes, improved pricing and equipment growth across most businesses. Natural gas impact (8%), currency +2%, net acquisitions/divestitures 0%. Prior year excludes Amines.

Merchant Gases	21	Sales increased on solid demand and improved pricing in all major regions. NA, Europe & Asia all up double digits. NA 2005 impacted by hurricane disruptions.

Tonnage Gases	4	Sales increased due to the addition of 6 new plants in 2006 and hurricane disruptions in 2005. Natural gas pricing, down ~ (50%), impacted sales growth ~ (30%).

Electronics and Performance Materials	24	Sales increased in both businesses driven by
underlying industry growth. Electronics sales were higher
across most offerings, particularly strong equipment orders.
Performance Materials sales benefited from the Tomah acquisition
		and strong Epoxy Additives demand.

Healthcare	14	Sales increased primarily due to the UK respiratory care contact.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.